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                                                                    EXHIBIT 21.1

                                 Subsidiaries
                                 ------------


Nuance Communications, Ltd., a company organized under the laws of the United Kingdom

Nuance Communications, Ltd., a company organized under the laws of Quebec

Nuance Communications, SARL, a company organized under the laws of France